Exhibit 99.1

Insteel Industries, Inc.
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer
and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS FOURTH QUARTER AND FISCAL YEAR 2009
FINANCIAL RESULTS
MOUNT AIRY, N.C., October 22, 2009 — Insteel Industries, Inc. (NasdaqGS: IIIN) today reported earnings from continuing operations of $2.8 million ($0.16 per share) for the fourth quarter of fiscal 2009 compared with a loss from continuing operations of $1.7 million ($0.10 per share) in the third quarter of fiscal 2009. Earnings from continuing operations in the fourth quarter of fiscal 2008 were $15.6 million ($0.89 per diluted share).
Including the results of discontinued operations, net earnings for the fourth quarter of fiscal 2009 were $1.7 million ($0.10 per share) compared with a net loss of $1.7 million ($0.10 per share) in the third quarter of fiscal 2009. The loss from discontinued operations for the fourth quarter of fiscal 2009 reflects a $1.8 million impairment charge ($1.1 million or $0.06 per share after-tax) to write down the carrying value of the real estate held for sale associated with the industrial wire business, which the Company exited in 2006. Net earnings in the fourth quarter of fiscal 2008 were $15.7 million ($0.89 per diluted share).
Net sales for the fourth quarter of fiscal 2009 ($61.1 million) increased 7.2% compared with the third quarter of fiscal 2009 ($57.0 million) and decreased 42.5% from the fourth quarter of fiscal 2008 ($106.3 million). Shipments increased 16.4% from the third quarter of fiscal 2009 and decreased 4.4% from the fourth quarter of fiscal 2008. Average selling prices decreased 7.9% from the third quarter of fiscal 2009 and 39.9% from the fourth quarter of fiscal 2008. Based on the Company’s fiscal calendar, the fourth quarter of fiscal 2009 benefited from having one additional week than the third quarter of fiscal 2009 and the fourth quarter of fiscal 2008.
For fiscal 2009, the Company incurred a loss from continuing operations of $20.9 million ($1.20 per diluted share) compared with earnings from continuing operations of $43.7 million ($2.47 per diluted share) in fiscal 2008. The fiscal 2009 loss includes a pre-tax charge of $25.9 million ($0.96 per share after-tax) for inventory write-downs to reduce the carrying value of inventory to the lower of cost or market. Including the results of discontinued operations, the net loss for fiscal 2009 was $22.1 million ($1.27 per share) compared with net earnings of $43.8 million ($2.47 per diluted share) in fiscal 2008. Net sales for fiscal 2009 decreased 34.9% to $230.2 million from $353.9 million in fiscal 2008. Shipments for fiscal 2009 decreased 29.7% while average selling prices decreased 7.5% from fiscal 2008. Based on the Company’s fiscal calendar, fiscal 2009 benefited from having one additional week than fiscal 2008.
Insteel’s financial results for the fourth quarter were favorably impacted by higher shipments compared with the previous quarter reflecting reduced imports of PC strand and the completion of customer inventory destocking following the surge of low priced PC strand imports that occurred in 2008. Additionally, spreads between average selling prices and raw material costs widened from the third
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

quarter of fiscal 2009 and unit conversion costs declined on higher operating volumes. Insteel’s overall capacity utilization for the quarter was 56% compared with 42% in the third quarter of fiscal 2009 and 63% in the fourth quarter of fiscal 2008.
Continuing operating activities provided $14.9 million of cash for the fourth quarter compared with $23.1 million in the third quarter of fiscal 2009 primarily due to the larger reductions in working capital in the previous quarter. Cash provided by continuing operating activities was $10.2 million in the fourth quarter of fiscal 2008. Capital expenditures for the year were $2.4 million compared with $9.5 million for fiscal 2008 and are expected to total less than $5.0 million for fiscal 2010. In connection with the current year loss, the Company has an estimated income tax refund of $13.0 million that it expects to receive during fiscal 2010. Insteel ended the year debt-free with $35.1 million of cash and cash equivalents.
“We are pleased with Insteel’s financial performance for the fourth quarter, particularly in view of the continued weakness in our markets and low operating rates at our facilities,” commented H.O. Woltz III, Insteel’s president and CEO. “Our results for the quarter benefited from the sequential increase in shipments as PC strand customers worked through the substantial inventories that had accumulated earlier in the fiscal year consisting largely of low priced imports from China. Welded wire reinforcing customers also ramped up purchases in response to the closer alignment between inventories and sales.”
PC Strand Trade Actions
In May 2009, a coalition of U.S. PC strand producers, including Insteel, filed antidumping and countervailing duty petitions alleging that imports of PC strand from China were injuring the domestic PC strand industry. The petitions allege that imports of PC strand from China were being “dumped” or sold in the U.S. at a price that was lower than its fair value and that subsidies were being provided to Chinese PC strand producers by the Chinese government. The petitioners are alleging dumping margins ranging from 140% to 315%, with an average margin of 223%.
The next step in the investigative process will be the issuance of preliminary determinations by the U.S. Department of Commerce (“DOC”) regarding the alleged dumping and subsidies. The current deadline for these preliminary decisions is October 26, 2009 for the countervailing duty case and December 3, 2009 for the antidumping case. If the DOC rules in the affirmative, importers would be required to begin posting cash deposits or bonds on all future imports of Chinese PC strand in the amount of the preliminary margins calculated by the DOC. The entire investigative process is anticipated to take approximately one year, with the final determinations of injury, dumping and subsidies expected to occur in mid-2010.
Concerning the trade cases, Woltz commented, “Despite the lengthy timeline inherent to pursuing relief from illegal trading practices, we believe that the trade cases we filed in May 2009 had a positive impact on our business during the fourth quarter. Insteel’s shipments of PC strand rose 18.7% sequentially due largely to reduced import competition and we were able to implement price increases during August to recover rising raw material costs. Absent the impact of the pending cases, it is unlikely that we would have been able to report positive news on either of these fronts.”
Outlook
Commenting on the outlook for fiscal 2010, Woltz said, “In certain of our welded wire reinforcing markets, there are recent indications that we have gained share by outservicing our competitors, which should translate into increased volume in the coming year. At the same time, while the upturn in business
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Insteel Industries, Inc.

we have experienced during the third and fourth quarters is encouraging, we do not believe that it constitutes a rebound in actual end use demand for our products. In fact, we expect that market conditions will remain difficult for the near-term as customers work down backlogs and new project activity stays at depressed levels amid the ongoing uncertainty regarding the timing and magnitude of a sustained economic recovery. We are also moving into what has historically been our seasonally weakest period of the year when construction activity and demand for our products are significantly impacted by weather conditions. The next two quarters could be particularly challenging given that demand is also being adversely affected by cyclical forces.
As we enter a new year, we will continue to focus on delivering value in each of our markets, striving to be the supplier of choice and building upon our leadership positions. We will also focus on maintaining our financial strength and flexibility so that we are well-positioned to capitalize on any growth opportunities that may arise.”
Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter and fiscal 2009 financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/ and will be archived for replay until the next quarterly conference call.
About Insteel
Insteel is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh (“ESM”) and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in the Company’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 27, 2008. You should carefully review these risks and uncertainties.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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Insteel Industries, Inc.

It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; credit market conditions and the impact of the measures that have been taken by the federal government on the relative availability of financing for the Company, its customers and the construction industry as a whole; the timing and magnitude of the impact of the additional federal infrastructure-related funding provided for under the American Recovery and Reinvestment Act; the anticipated reduction in spending for nonresidential construction, particularly commercial construction, and the impact on demand for the Company’s concrete reinforcing products; the severity and duration of the downturn in residential construction and the impact on those portions of the Company’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products, including the outcome of the trade cases that have been filed by domestic producers of PC strand regarding imports of PC strand from China; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on the Company’s unit manufacturing costs; the Company’s ability to further develop the market for ESM and expand its shipments of ESM; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental, economic or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended September 27, 2008 and in other filings made by the Company with the SEC.
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)

	Three Months Ended			Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	October 3,	June 27,	September 27,	October 3,	September 27,
	2009	2009	2008	2009	2008

Net sales	$61,070	$56,963	$106,290	$230,236	$353,862
Cost of sales	51,935	52,889	76,827	219,388	267,107
Inventory write-downs	88	2,898	—	25,941	—

Gross profit (loss)	9,047	1,176	29,463	(15,093)	86,755
Selling, general and administrative expense	4,126	4,016	4,875	17,243	18,623
Other expense (income), net	(85)	(1)	173	(135)	85
Interest expense	157	147	134	641	594
Interest income	(26)	(16)	(153)	(144)	(721)

Earnings (loss) from continuing operations before income taxes	4,875	(2,970)	24,434	(32,698)	68,174
Income taxes	2,097	(1,233)	8,788	(11,758)	24,457

Earnings (loss) from continuing operations	2,778	(1,737)	15,646	(20,940)	43,717
Earnings (loss) from discontinued operations net of income taxes of ($692), ($6), $23, ($729) and $23	(1,085)	(12)	37	(1,146)	35

Net earnings (loss)	$1,693	$(1,749)	$15,683	$(22,086)	$43,752

Per share amounts:
Basic:
Earnings (loss) from continuing operations	$0.16	$(0.10)	$0.90	$(1.20)	$2.49
Earnings (loss) from discontinued operations	(0.06)	—	—	(0.07)	—

Net earnings (loss)	$0.10	$(0.10)	$0.90	$(1.27)	$2.49

Diluted:
Earnings (loss) from continuing operations	$0.16	$(0.10)	$0.89	$(1.20)	$2.47
Earnings (loss) from discontinued operations	(0.06)	—	—	(0.07)	—

Net earnings (loss)	$0.10	$(0.10)	$0.89	$(1.27)	$2.47

Cash dividends declared	$0.03	$0.03	$0.53	$0.12	$0.62

Weighted average shares outstanding
Basic	17,405	17,392	17,335	17,380	17,547

Diluted	17,595	17,392	17,529	17,380	17,712

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	October 3,	June 27,	September 27,
	2009	2009	2008
Assets
Current assets:
Cash and cash equivalents	$35,102	$21,569	$26,493
Accounts receivable, net	21,283	24,635	49,581
Inventories	38,542	35,169	71,220
Prepaid expenses and other	16,724	18,284	3,122

Total current assets	111,651	99,657	150,416
Property, plant and equipment, net	64,204	65,396	69,105
Other assets	4,382	3,722	5,064
Non-current assets of discontinued operations	1,880	3,635	3,635

Total assets	$182,117	$172,410	$228,220

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$23,965	$16,346	$23,581
Accrued expenses	5,215	4,434	29,081
Current liabilities of discontinued operations	219	217	188

Total current liabilities	29,399	20,997	52,850
Other liabilities	5,465	5,245	5,306
Long-term liabilities of discontinued operations	183	191	217
Shareholders’ equity:
Common stock	17,525	17,526	17,507
Additional paid-in capital	43,774	43,213	41,746
Retained earnings	88,291	87,123	112,479
Accumulated other comprehensive loss	(2,520)	(1,885)	(1,885)

Total shareholders’ equity	147,070	145,977	169,847

Total liabilities and shareholders’ equity	$182,117	$172,410	$228,220

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended			Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	October 3,	June 27,	September 27,	October 3,	September 27,
	2009	2009	2008	2009	2008
Cash Flows From Operating Activities:
Net earnings (loss)	$1,693	$(1,749)	$15,683	$(22,086)	$43,752
Loss (earnings) from discontinued operations	1,085	12	(37)	1,146	(35)

Earnings (loss) from continuing operations	2,778	(1,737)	15,646	(20,940)	43,717
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	1,982	1,826	1,934	7,377	7,271
Amortization of capitalized financing costs	134	125	124	508	498
Stock-based compensation expense	610	441	477	2,036	1,759
Excess tax deficiencies (benefits) from stock-based compensation	35	(1)	(4)	32	(31)
Inventory write-downs	88	2,898	—	25,941	—
Loss on sale of property, plant and equipment	—	4	234	24	289
Deferred income taxes	341	(258)	(218)	422	484
Gain from life insurance proceeds	—	—	—	—	(661)
Net changes in assets and liabilities:
Accounts receivable, net	3,352	(1,282)	(3,924)	28,298	(15,063)
Inventories	(3,461)	17,006	1,776	6,737	(23,819)
Accounts payable and accrued expenses	8,377	5,024	(6,509)	(14,761)	18,699
Other changes	685	(959)	659	(14,157)	3,665

Total adjustments	12,143	24,824	(5,451)	42,457	(6,909)

Net cash provided by operating activities — continuing operations	14,921	23,087	10,195	21,517	36,808
Net cash provided by (used for) operating activities — discontinued operations	663	(30)	34	605	(59)

Net cash provided by operating activities	15,584	23,057	10,229	22,122	36,749

Cash Flows From Investing Activities:
Capital expenditures	(693)	(302)	(1,059)	(2,377)	(9,456)
Proceeds from sale of property, plant and equipment	—	—	23	13	116
Decrease (increase) in cash surrender value of life insurance policies	(300)	(269)	175	(215)	(190)
Proceeds from surrender of life insurance policies	—	—	170	413	170
Proceeds from life insurance claims	—	—	—	—	1,111

Net cash used for investing activities — continuing operations	(993)	(571)	(691)	(2,166)	(8,249)

Net cash used for investing activities	(993)	(571)	(691)	(2,166)	(8,249)

Cash Flows From Financing Activities:
Proceeds from long-term debt	124	2,322	74	22,920	951
Principal payments on long-term debt	(124)	(2,722)	(74)	(22,920)	(951)
Cash received from exercise of stock options	—	—	—	66	120
Excess tax benefits (deficiencies) from stock-based compensation	(35)	1	4	(32)	31
Repurchases of common stock	—	—	—	—	(8,691)
Cash dividends paid	(1,051)	(526)	(525)	(11,381)	(2,141)
Other	28	—	4	—	(29)

Net cash used for financing activities — continuing operations	(1,058)	(925)	(517)	(11,347)	(10,710)

Net cash used for financing activities	(1,058)	(925)	(517)	(11,347)	(10,710)

Net increase in cash and cash equivalents	13,533	21,561	9,021	8,609	17,790
Cash and cash equivalents at beginning of period	21,569	8	17,472	26,493	8,703

Cash and cash equivalents at end of period	$35,102	$21,569	$26,493	$35,102	$26,493

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$23	$22	$9	$133	$95
Income taxes	12	109	4,686	11,454	11,563
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	97	(131)	(94)	136	178
Issuance of restricted stock	—	—	452	—	1,185
Declaration of cash dividends to be paid	—	526	9,279	—	9,279
Restricted stock surrendered for withholding taxes payable	15	—	—	24	76
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Insteel Industries, Inc.